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                                                                    Exhibit 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 21, 1997 included in Weeks Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, our reports dated February 21, 1997 included in Weeks Realty, L.P.'s Registration Statement on Form 10 dated August 1, 1997 and filed on August 4, 1997, as amended by Pre-Effective Amendment No. 1 to Form 10, our report dated September 24, 1996 included in the Company's Current Report on Form 8-K dated November 5, 1996 and filed on November 6, 1996, and to all references to our firm included in this registration statement.


                                               /s/ ARTHUR ANDERSEN LLP


Atlanta, Georgia
September 12, 1997